Exhibit 99.1

Redhook Brewery Reports Record Quarterly Volume

    SEATTLE--(BUSINESS WIRE)--July 29, 2003--Redhook Ale Brewery, Incorporated (Nasdaq:HOOK) announced sales of $12,332,000 and shipments of 67,900 barrels in the second quarter of 2003, marking record quarterly highs for the Company.
    As compared to 2002 second quarter sales of $11,420,000 and shipments of 63,100 barrels, sales and shipments in the 2003 second quarter increased 8.0% and 7.6%, respectively.
    The 2003 second quarter gross profit improved $391,000 to $3,419,000 from $3,028,000 for the 2002 second quarter. As well, the 2003 quarter gross profit improved to 30.4% of net sales from 29.0% for the comparable 2002 quarter. The Company reported net income for the 2003 second quarter of $448,000, or $0.07 earnings per share (basic) and $0.06 earnings per share (diluted), compared to a 2002 second quarter net loss of $2,000, or breakeven earnings per share (basic and diluted). The 2003 and 2002 second quarters' basic earnings per share were computed using weighted average shares outstanding of
6.2 million and 6.8 million, respectively. The reduced weighted average shares outstanding, a result of the Company's Common Stock repurchase program, favorably impacted the 2003 basic earnings per share by approximately $0.006 per share.
    The Company has continued to experience an increase in some of its primary direct costs in 2003, including raw materials and packaging, as well as an increase in some of its indirect costs following the expansion of its brewing capacity in its New Hampshire brewery. Despite these cost increases, total cost of sales benefited from increased sales volume in the 2003 second quarter. The Company's fixed and semi-variable operating costs, such as depreciation and production salaries, were spread over a higher production base, resulting in improved capacity utilization and a decline in the cost of sales per barrel. As a percentage of net sales, cost of sales decreased to 69.6% in the 2003 second quarter from 71.0% in the comparable 2002 quarter.
    President and CEO Paul Shipman commented, "We are very pleased to have achieved record sales volume for the Company in the second quarter. While Redhook's sales in the second quarter are generally the strongest quarter of the year, our goal for the balance of 2003 is to continue to build upon these improved results. The higher volume sold during the second quarter compared to previous quarters clearly demonstrates the favorable impact that higher capacity utilization has on our profit picture."
    The Company's 2003 second quarter operating income totaled $483,000. Selling, general and administrative expenses decreased $46,000 to $2,937,000 from 2002 second quarter expenses of $2,982,000, also declining as a percentage of net sales to 26.1% from 28.6%, respectively. Significant components continue to be expenditures for the Company's advertising and promotion programs as well as salaries and incentives for the national sales force. Interest expense and interest income continue to be affected by declining interest rates.
    For the six months ended June 30, 2003, sales increased 3.3% and volume increased 2.1% to $21,003,000 and 115,600 barrels, respectively. The year-to-date 2003 gross profit of $5,091,000 increased slightly from the year-to-date 2002 gross profit of $5,031,000, but decreased as a percentage of net sales to 26.5% from 27.1%, respectively. Increases in the cost of raw materials, packaging and brewing supplies, as well as higher freight costs driven by fuel surcharges were the primary factors contributing to the increase. Selling, general and administrative expenses were relatively flat at $5,770,000 and $5,790,000 for the first six months of 2003 and 2002, respectively. As a percentage of net sales, selling, general and administrative expenses decreased to 30.0% in the 2003 period from 31.2% in the comparable 2002 period. Redhook will continue to focus on effective sales and marketing programs, supported by the effort and commitment of its wholesalers. Interest expense declined $10,000 in 2003 as compared to 2002 due to lower average interest rates and a declining term loan balance. Other income (expense) - net remained flat.
    For the six months ended June 30, 2003, the Company's effective tax rate was 0%. The Company recorded a valuation allowance equal to its estimated tax benefit. The valuation allowance covers certain state and federal net operating tax loss carryforwards that may expire before the Company is able to utilize the tax benefit.
    The Company's cash balance at June 30, 2003 was $6.1 million, reflecting a net cash use of $947,000 for the six months ended June 30, 2003. Principal uses of cash included the repurchase of Company stock under its stock repurchase program, planned repayments of outstanding debt and capital expenditures. During the first six months of 2003, the Company repurchased 101,400 shares of its Common Stock totaling $231,000 and had capital expenditures totaling $671,000 related primarily to the expansion of fermentation cellars in the Portsmouth, New Hampshire brewery to accommodate the anticipated increase in East Coast volume.
    During the quarter ended June 30, 2003, the Company completed the repurchase of its Common Stock as authorized by Redhook's Board of Directors. Since the inception of the repurchase program, first approved by the Board of Directors in May 2000, the Company has repurchased 1,463,100 shares, reducing the total outstanding shares of Common Stock to 6,224,706 at June 30, 2003.
    Shipments in July 2003 are expected to be comparable to strong shipments in July 2002. The Company believes that sales volume for the first month of the quarter should not be relied upon as an accurate indicator of results for future periods. The Company has historically operated with little or no backlog and, therefore, its ability to predict sales for future periods is limited.
    With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, "Certain Considerations: Issues and Uncertainties" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and elsewhere in the Company's periodic reports.
    A conference call will be held tomorrow, Wednesday, July 30, 2003, at 8:30 a.m. PDT (11:30 a.m. EDT). The purpose of the conference call is to discuss this announcement and the results for the Company's second quarter ended June 30, 2003. A live webcast of the conference call can be accessed through the Company's website, http://www.Redhook.com/ (select About Redhook -- Investor Relations -- Calendar of Events) or through CCBN's individual investor center at www.Companyboardroom.com/ or other Internet portals such as Yahoo! and Netscape. The conference call can also be accessed by telephone. To insure phone line availability, please call or email Anne Mueller at 425-483-3232 (x115) or Investor.Relations@Redhook.com to confirm your participation and receive conference call instructions. A replay of the call will also be available both on the Internet and by phone.
    Redhook is one of the leading independent brewers of craft beers in the United States and is the leading craft brewer in Washington State. The Company produces seven styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale (IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Sunrye Ale, Winterhook and Nut Brown Ale. Redhook brews its specialty bottled and draft products exclusively in its two Company-owned breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. The Company distributes its products through a network of third-party wholesale distributors and a long-term distribution alliance with Anheuser-Busch, Incorporated. Redhook beer is available in 48 states. Please visit the Company's website at www.redhook.com to learn more about Redhook and its products.



                   REDHOOK ALE BREWERY, INCORPORATED
                            FINANCIAL DATA


STATEMENTS OF             Three Months Ended       Six Months Ended
 OPERATIONS                     June 30,                June 30,
                      ------------------------------------------------

                           2003        2002         2003       2002
                       ----------- ----------- ----------- -----------

Sales (A)             $12,331,580 $11,420,437 $21,002,780 $20,341,725
Less Excise Taxes       1,068,380     995,104   1,801,394   1,763,936
                       ----------- ----------- ----------- -----------

Net Sales              11,263,200  10,425,333  19,201,386  18,577,789
Cost of Sales           7,843,863   7,397,111  14,110,605  13,546,930
                       ----------- ----------- ----------- -----------

Gross Profit            3,419,337   3,028,222   5,090,781   5,030,859
Selling, General and
 Administrative         2,936,539   2,982,017   5,769,813   5,789,677
                       ----------- ----------- ----------- -----------

Operating Income
 (Loss)                   482,798      46,205    (679,032)   (758,818)
Interest Expense           49,733      56,398     100,745     110,363
Other Income - Net         14,806       7,929      33,428      32,524
                       ----------- ----------- ----------- -----------

Income (Loss) before
 Income Taxes             447,871      (2,264)   (746,349)   (836,657)
Income Tax (Benefit)            -        (165)          -     (61,076)
                       ----------- ----------- ----------- -----------

Net Income (Loss)     $   447,871 $    (2,099)$  (746,349)$  (775,581)
                       =========== =========== =========== ===========

Basic Earnings (Loss)
 per Share (B)        $      0.07 $      0.00 $     (0.12)$     (0.12)
                       =========== =========== =========== ===========

Diluted Earnings
 (Loss) per Share (C) $      0.06 $      0.00 $     (0.12)$     (0.12)
                       =========== =========== =========== ===========

Barrels Shipped            67,900      63,100     115,600     113,300
                       =========== =========== =========== ===========


CONDENSED CASH FLOW DATA           Six Months Ended
                                       June 30,
                            ---------------------------

                                 2003           2002
                             -----------    -----------

Net Income (Loss)           $  (746,349)   $  (775,581)
Depreciation and
 Amortization                 1,537,690      1,559,601
Other                          (611,840)        55,124
                             -----------    -----------

Cash Provided by
 Operating Activities           179,501        839,144
                             -----------    -----------

Cash Used in Investing
 Activities                    (671,062)      (215,104)
                             -----------    -----------

Cash Used in Financing
 Activities                    (455,667)      (623,415)
                             -----------    -----------

  Increase (Decrease) in
   Cash and Cash
    Equivalents             $  (947,228)   $       625
                             ===========    ===========


CONDENSED BALANCE SHEET DATA         June 30,       Dec. 31,
                                       2003           2002
                                  ---------------------------

Cash and Cash
 Equivalents                      $ 6,060,123    $ 7,007,351
Other Current Assets                5,822,767      4,561,212
Fixed Assets, Net                  67,510,027     68,360,716
Other                                  98,887         52,592
                                   -----------    -----------

    Total Assets                  $79,491,804    $79,981,871
                                   ===========    ===========

Current Liabilities               $ 7,948,961    $ 7,223,011
Long-Term Debt                      5,850,000      6,075,000
Deferred Income Taxes                 454,797        468,798
Convertible Redeemable
 Preferred Stock                   16,210,455     16,188,255
Common Stockholders'
 Equity                            49,027,591     50,026,807
                                   -----------    -----------

  Total Liabilities,
   Preferred Stock,
   and Common
    Stockholders'
     Equity                       $79,491,804    $79,981,871
                                   ===========    ===========


(A) Includes retail and other sales of $1,185,000 and $1,195,000 for the three months ended June 30, 2003 and 2002, and $2,029,000 and $2,083,000 for the six months ended June 30, 2003 and 2002, respectively.

(B) Weighted average shares outstanding totaled 6.2 million and 6.8 million for the three months ended June 30, 2003 and 2002, and
    6.3 million and 6.8 million for the six months ended June 30, 2003 and 2002, respectively.

(C) Weighted average shares outstanding totaled 7.6 million and 6.8 million for the three months ended June 30, 2003 and 2002, respectively; and 6.3 million and 6.8 million for the six months ended June 30, 2003 and 2002, respectively. The calculation of adjusted weighted average shares outstanding for purposes of computing diluted earnings per share includes the dilutive effect of all outstanding convertible redeemable preferred stock and outstanding stock options for the periods when the Company reports net income. The convertible preferred stock and outstanding stock options have been excluded from the calculation of diluted loss per share for the three months ended June 30, 2002 and for the six months ended June 30, 2003 and 2002, because their effect is antidilutive.

    CONTACT: Redhook Ale Brewery
             David Mickelson, 425-483-3232, ext. 201
             or
             Anne Mueller, 425-483-3232, ext. 115